AIRGAS News Release                               Airgas, Inc.
                                                  259 N. Radnor-Chester Road
                                                  Suite 100
                                                  Radnor, PA  19087-5283
                                                  www.airgas.com
----------------------------------------------------------------------------

EXHIBIT 99.1
------------

Investor Contact:                                 Media Contact:
----------------                                  -------------
Melissa Nigro (610) 902-6206                      James Ely (610) 902-6010
melissa.nigro@airgas.com                          jim.ely@airgas.com


For release:    IMMEDIATELY

                AIRGAS REPORTS FIRST QUARTER EPS OF $0.25


RADNOR, PA - July 24, 2003 -- Airgas, Inc., (NYSE: ARG) today reported earnings for its first quarter ended June 30, 2003. Net earnings for the quarter were $18.5 million, or $0.25 per diluted share, compared to $14 million, or $0.20 per diluted share, in the same period a year ago. As disclosed in the notes to the financial statements, the quarter ended June 30, 2002 included a special charge of $2.7 million ($1.7 million after tax) or $0.03 per diluted share related to the integration of the Air Products acquisition.

First quarter sales increased 1% to $461 million, while total same-store sales declined 1% compared to the same quarter a year ago, reflecting continued weakness in manufacturing and other industrial segments. Same-store sales in the Distribution segment were down 2%, driven by a 4% decline in hardgoods. Same-store sales for the Gas Operations segment increased 9%, attributed to strong sales at the new Hopewell, Virginia CO2 plant, which began operations in January 2003.

"We delivered a solid first quarter performance. The prolonged weakness in the industrial sector continues to temper top-line results, but strength in our growth platforms, such as medical and bulk gas, and a focus on cost control contributed to the EPS growth," said Airgas
Chairman and Chief Executive Officer Peter McCausland.

Free Cash Flow for the quarter ended June 30, 2003 was a negative $3 million contributing to a $5 million increase in adjusted debt. Free Cash Flow for the comparative quarter ended June 30, 2002 was a negative $5 million. Negative free cash flow is typical in the first quarter due to the timing of payments for interest and annual bonuses; however, the recently completed quarter also included $7 million of incremental capital spending versus the prior year as the Company invested in cylinders, tanks and other revenue generating assets to meet customer needs. The definition of free cash flow and a reconciliation to the attached Consolidated Statement of Cash Flows, as well as the definition of adjusted debt and a reconciliation to the balance sheet are attached.

McCausland continued, "Recent economic data on the industrial sector seems to indicate a slight firming, but it appears we are still bouncing along the bottom. We remain confident of our full year earnings per share guidance of $1.05 to $1.12; however, we expect same-store sales for the first half to be flat. We continue to focus on enhancing our market-leading customer offerings and service. Airgas has the financial capacity and the culture to succeed and grow, both organically and through acquisition."

The Company will conduct an earnings teleconference on Friday, July 25, 2003, beginning at 8:30 a.m. Eastern Time. Access the teleconference by calling (800) 500-0177. Slides to be presented during the Company's teleconference and information about how to access a live and on-demand webcast of the teleconference are available in the 'Investor Info' section on the Company's Internet site www.airgas.com. The telephone replay will be accessible for one week starting July 25th at approximately 11:00 a.m. Eastern Time by calling (888) 203-1112 and entering passcode 195416.

ABOUT AIRGAS, INC.

Airgas, Inc. is the largest U.S. distributor of industrial, medical and specialty gases, welding, safety and related products. Its integrated network of nearly 800 locations includes branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.


FORWARD-LOOKING STATEMENTS

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These statements include, but are not limited to, statements regarding: a firming in the industrial sector; the range of expected earnings per share for fiscal 2004; the expected same-store sales for the first half of fiscal 2004; and the Company's financial capacity and culture to succeed and grow, both organically and through acquisition. The Company intends that such forward-looking statements be subject to the safe harbors created
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thereby.  All forward-looking statements are based on current expectations regarding important risk factors and should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include: the success of the Company's ability to execute on its strategic initiatives of improving operational efficiency and growing sales and market share; an economic downturn; increased industry competition; a lack of acquisition opportunities; adverse changes in customer buying patterns; significant fluctuations in interest rates; political and economic uncertainties associated with current world events; and other factors described in the Company's reports, including Form 10-K dated March 31, 2003, filed by the Company with the Securities and Exchange Commission.

Consolidated statements of earnings, consolidated condensed balance sheets and consolidated statements of cash flows follow.

                         AIRGAS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF EARNINGS
                 (Amounts in thousands, except per share data)

                                            (Unaudited)
                                         Three Months Ended
                                              June 30,
                                         2003          2002
                                         ----          ----
Net sales                                $461,056    $457,668
                                          -------     -------
Costs and expenses:
 Cost of products sold (excl. deprec.)    221,133     222,266
 Selling, distribution and
   administrative expenses                178,461     176,299
 Depreciation                              19,291      18,459
 Amortization                               1,511       1,740
 Special charges (a)                           --       2,694
                                          -------     -------
       Total costs and expenses           420,396     421,458


Operating income                           40,660      36,210

Interest expense, net                     (10,435)    (13,121)
Discount on securitization of
 trade receivables                           (868)       (851)
Other income (expense), net (b)              (173)       (123)
Equity in earnings of unconsolidated
 affiliates                                   700         932
                                          -------     -------
Earnings before income tax expense         29,884      23,047

Income tax expense                         11,356       9,003
                                          -------     -------
Net earnings                              $18,528     $14,044
                                          =======     =======

Basic earnings per share                  $   .26     $   .20
                                          =======     =======

Diluted earnings per share                $   .25     $   .20
                                          =======     =======

Weighted average shares
outstanding:
  Basic                                    71,900      69,900
  Diluted                                  73,900      72,000

See attached notes.

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED CONDENSED BALANCE SHEETS
                            (Amounts in thousands)

                                           (Unaudited)
                                            June 30,     March 31,
                                              2003         2003
                                              ----         ----
ASSETS
Trade accounts receivable, net (c)          $   78,787   $   71,346
Inventories, net                               157,968      151,405
Deferred income tax asset, net                  18,058       17,688
Prepaids and other current assets               29,406       30,143
                                             ---------    ---------
     TOTAL CURRENT ASSETS                      284,219      270,582

Property, plant and equipment, net             871,935      869,492
Goodwill                                       439,977      437,709
Other intangible assets, net                    21,142       19,832
Other non-current assets                       107,247      102,628
                                             ---------    ---------
     TOTAL ASSETS                           $1,724,520   $1,700,243
                                             =========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable, trade                     $   77,321   $   85,375
Accrued expenses and
 other current liabilities                     107,909      121,292
Current portion of long-term debt                  609        2,229
                                             ---------    ---------
     TOTAL CURRENT LIABILITIES                 185,839      208,896

Long-term debt (c)                             669,214      658,031
Deferred income taxes                          215,213      209,140
Other non-current liabilities                   30,210       27,243

Stockholders' equity                           624,044      596,933
                                             ---------    ---------
     TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY                  $1,724,520   $1,700,243
                                             =========    =========

See attached notes.

                         AIRGAS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Amounts in thousands)
                                  (Unaudited)

                                                    Quarter Ended     Quarter Ended
                                                    June 30, 2003     June 30, 2002
                                                    -------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings                                          $18,528           $14,044
Adjustments to reconcile net earnings to net
 cash provided by operating activities:
  Depreciation                                         19,291            18,459
  Amortization                                          1,511             1,740
  Deferred income taxes                                 4,800           (11,396)
  Equity in earnings of unconsolidated affiliates        (700)             (932)
  Losses on divestitures                                   --               241
  Losses on sales of plant and equipment                   57               246
  Stock issued for employee stock purchase plan         2,264             2,227
Changes in assets and liabilities, excluding
 effects of business acquisitions and divestitures:
  Securitization of trade receivables                  (2,300)            6,400
  Trade receivables, net                               (4,073)          (12,697)
  Inventories, net                                     (5,682)             (348)
  Prepaid expenses and other current assets               392            19,737
  Accounts payable, trade                              (8,259)           (6,957)
  Accrued expenses and other current liabilities      (12,368)          (17,787)
  Other assets                                         (1,551)              882
  Other liabilities                                     3,804             1,547
                                                       ------            ------
   Net cash provided by operating activities           15,714            15,406
                                                       ------            ------
CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                (21,319)          (14,427)
  Proceeds from sales of plant and equipment            1,342             1,102
  Proceeds from divestitures                               --             3,167
  Business acquisitions, holdbacks and other
   settlements of acquisition related liabilities      (5,750)           (4,342)
  Dividends and fees from unconsolidated affiliates       422               684
  Other, net                                           (1,520)            1,281
                                                       ------            ------
   Net cash used in investing activities              (26,825)          (12,535)
                                                       ------            ------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from borrowings                             81,603            93,400
  Repayment of debt                                   (74,505)          (96,100)
  Dividends paid to stockholders                       (2,925)               --
  Exercise of stock options                             5,803             4,331
  Cash overdraft                                        1,135            (4,502)
                                                       ------            ------
   Net cash provided by (used in)
    financing activities                               11,111            (2,871)
                                                       ------            ------
Change in cash
  Cash - Beginning of period                          $    --           $    --
  Cash - End of period                                     --                --
                                                       ------            ------
                                                      $    --           $    --
See attached notes                                     ======            ======

Notes (Unaudited):

(a) Special charges of $2.7 million ($1.7 million after tax) for the three months ended June 30, 2002 consist of a restructuring charge related to the integration of the business acquired from Air Products in the fourth quarter of fiscal 2002 and costs related to the consolidation of certain of the Company's procurement functions. The special charges include facility exit costs associated with the closure of certain Airgas facilities and severance for approximately 130 employees.

(b) Other income (expense), net, for the three months ended June 30, 2002 includes a net non-recurring loss of approximately $200 thousand ($500 thousand after tax) related to divestitures.

(c) The Company participates in a securitization agreement with two commercial banks to sell up to $175 million of qualified trade receivables. Net proceeds from the securitization were used to reduce borrowings under the Company's revolving credit facilities. The amount of outstanding receivables under the agreement was $156.6 million and $158.9 million at June 30, 2003 and March 31, 2003, respectively.

(d) Business segment information for the Company's Distribution and Gas Operations segments is shown below:

                                   Quarter Ended                              Quarter Ended
                                   June 30, 2003                              June 30, 2002
                                   -------------                              -------------

(In thousands)           Dist.    Gas Ops.   Elim     Combined      Dist.    Gas Ops.   Elim     Combined
                         -----    --------   ----     --------      -----    --------   ----     --------
Gas and rent           $220,407  $48,072    $(9,597)  $258,882    $216,957  $43,666    $(8,840)  $251,783
Hardgoods               201,448    1,349       (623)   202,174     205,098    1,300       (513)   205,885
                        -------   ------     ------    -------     -------   ------     ------    -------
 Total net sales        421,855   49,421    (10,220)   461,056     422,055   44,966     (9,353)   457,668

Cost of products
 sold, excl. deprec.
 expense                209,149   22,204    (10,220)   221,133     211,449   20,170     (9,353)   222,266

Selling, distribution
 and administrative
 expenses               161,950   16,511               178,461     160,615   15,684               176,299
Depreciation expense     16,170    3,121                19,291      15,678    2,781                18,459
Amortization expense      1,357      154                 1,511       1,613      127                 1,740
Special charge               --       --                    --       2,694       --                 2,694
                        -------   ------               -------     -------   ------               -------
Operating income         33,229    7,431                40,660      30,006    6,204                36,210
                        -------   ------               -------     -------   ------               -------

Reconciliation of Non-GAAP Financial Measures (Unaudited)
---------------------------------------------------------

  Increase in Adjusted Debt:
  -------------------------

  Reconciliation of the change in debt per the Balance Sheet to the increase in debt adjusted for off-balance sheet and non-cash items ("adjusted debt"):

                                             Quarter Ended
   (Amounts in thousands)                    June 30, 2003
                                             -------------

   Increase in debt per the Balance Sheet       $9,563

   Reduction in funding under the trade
    receivables securitization program          (2,300)

   Change in fair value of debt related to
    interest rate swap agreements (non-cash)    (2,465)
   Other                                          (266)
                                                ------
   Increase in adjusted debt                    $4,532
                                                ======

  The Company uses Adjusted Debt to provide investors with a more accurate and meaningful measure of the change in the Company's obligation to repay debt by adjusting for non-cash items and funds received (or repaid) under the trade receivables securitization program.


  Free Cash Flow:
  --------------

  Reconciliation of net cash provided by operating activities per the Consolidated Statement of Cash Flows to Free Cash Flow:

                                              Quarter Ended   Quarter Ended
   (Amounts in thousands)                     June 30, 2003   June 30, 2002
                                              -------------   -------------

   Net cash provided by operating activities    $15,714         $15,406

   PLUS:
    Dividends and fees from equity affiliates       422             684

   LESS:
    Cash (provided) used by the securitization
     of trade receivables                         2,300          (6,400)
    Capital expenditures                        (21,319)        (14,427)
                                                 ------          ------
   Free Cash Flow                               ($2,883)        ($4,737)
                                                 ======          ======
  The Company believes Free Cash Flow provides investors meaningful insight into the Company's ability to generate cash from continuing operations, which can be used at management's discretion for acquisitions, the repayment of debt or to support other investing and financing activities.